EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Financial Results for the Fourth Quarter and Full Year Fiscal 2010

4Q10 Net Sales Up 13.4% to $82.4 Million from the Prior Year Period
4Q10 Net Income of $9.1 Million, or $0.17 per Diluted Share

Qingdao, China and Rockville, Md. – June 9, 2010 -- Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today announced financial results for the fourth quarter and fiscal year ended March 31, 2010.

Fourth Quarter Fiscal 2010 Financial Highlights
•	Net sales up 13.4% to $82.4 million from $72.7 million in the prior year period
•	Gross profit increased 69.1% to $38.9 million from $23.0 million in the prior year period
•	Gross margin up substantially to 47.2% from 31.7% in the prior year period
•	Operating income increased to $11.8 million from an operating loss of $19.4 million in the prior year period
•	Net income increased to $9.1 million, or $0.17 per diluted share, from a net loss of $17.2 million, or ($0.32) per diluted share, in the prior year period

Mr. Liang Zhang, Chairman and CEO of Synutra stated, “We are very pleased with our fiscal fourth quarter financial results, which demonstrate a return to growth and profitability and the initial success of the significant operational improvements we implemented over the past year.  Today’s results also demonstrate a more normalized market environment for our infant formula products.  We believe our market position is gaining strength and that there are also strong signs of recovery in the end market.

“We were also able to lower the risk profile of our Company with additional progress on two fronts.  First, the improvement in our liquidity position led to the removal of the ‘going concern’ emphasis expressed in the prior year’s audit.  Second, after appropriately addressing past legal actions in China, our motion to dismiss the outstanding product liability lawsuit in the U.S. was granted."

Fourth Quarter Fiscal 2010 Financial Results
Net sales were $82.4 million in the fourth quarter of fiscal 2010, a 13.4% increase from $72.7 million in the fourth quarter of fiscal 2009.  Net sales from the Company’s branded powdered formula segment were $69.8 million, or 84.7% of net sales in the quarter, up slightly from $69.2 million, or 95.2% of net sales in the prior year period.  On a sequential basis, net sales from the branded powdered formula segment improved 74.1% from $40.1 million in the third quarter of fiscal year 2010.  Net sales of the Company’s Super series infant formula accounted for approximately 56.6% of the volume of sales and 68.9% of the net sales for the segment for the fourth quarter of fiscal year 2010.

Net sales from Other products, which mainly consist of the surplus milk powder to industrial customers, was $11.6 million, or 14.1% of net sales in the fourth quarter of fiscal 2010, up from $3.2 million, or 4.4% of net sales in the prior year period, and was down 79.5% sequentially from $56.5 million, or 58.4% of total sales in the third quarter of fiscal 2010.

Gross profit increased 69.1% to $38.9 million in the fourth quarter of fiscal 2010, from $23.0 million in the prior year period.  Gross margin in the fourth quarter of fiscal 2010 was 47.2%, up from 31.7% in the prior year period.

Operating income was $11.8 million in the fourth quarter of fiscal 2010, compared with an operating loss of $19.4 million in the prior year period.  Selling and distribution expenses increased 7.4% to $11.5 million in the fourth quarter of fiscal 2010 from $10.8 million in the prior year period.  Advertising and promotion expenses decreased 78.1% to $6.6 million in the fourth quarter of fiscal 2010 from $30.2 million in the prior year period. The decrease primarily reflects a shift in the Company’s marketing strategy from a historical reliance on aggressive advertising and promotional campaigns to increased consumer focused promotional and educational activities in communities, medical facilities and healthcare clinics.  General and administrative expenses increased 45.2% to $9.5 million in the fourth quarter of fiscal 2010 from $6.5 million in the prior year period.  The increase primarily reflects the incurrence of $3.0 million in bad debt allowance in the fourth fiscal quarter as the Company strengthened its distribution network following the melamine contamination incident by extending credit terms to help the recovery of distributors and strategically terminated select distributor relationships.

Net income was $9.1 million, or $0.17 per diluted share in the fourth quarter of fiscal 2010, compared with a net loss of $17.2 million or ($0.32) per diluted share in the prior year period.

Full Year Ended March 31, 2010 Financial Results
Net sales for the fiscal year ended March 31, 2010 decreased 6.6% to $291.9 million from $312.5 million in the prior fiscal year.  Net sales from branded powdered formula products decreased 31.8% to $194.4 million, or 66.6% of net sales in the fiscal year ended March 31, 2010, from $284.8 million, or 91.1% of net sales in the prior fiscal year.

Net sales from Other products, which consist mainly of the surplus milk powder to industrial customers, were $95.2 million, or 32.6% of net sales in the fiscal year 2010, compared to $27.4 million, or 8.8% of net sales in the prior fiscal year.   The change in revenue mix primarily reflects the impact from the melamine contamination incident on the Company’s branded powdered formula segment.

Gross profit was $83.4 million in fiscal year 2010, which increased 56.1% from $53.4 million in the prior fiscal year. Gross margin increased to 28.6% in fiscal year 2010 from 17.1% in the prior year period.

Operating loss was $23.9 million in fiscal year 2010, compared to an operating loss of $125.9 million in the prior fiscal year.  Net loss was $24.6 million in fiscal year 2010, or ($0.46) per diluted share, compared with a net loss of $100.5 million, or ($1.86) per diluted share in the prior year.

Balance Sheet
As of March 31, 2010, the Company had cash and cash equivalents of $48.7 million and restricted cash of $33.4 million.

Conference Call Details
The Company will hold a conference call on June 10, 2010 at 8:00 am Eastern Time to discuss the financial results.  Listeners may access the call by dialing the following numbers:

United States toll free: +1 (877) 312-8817
International: +1 (253) 237-1180
Conference ID: 77338127

The replay will be accessible through June 17, 2010 by dialing the following numbers:

United States toll free: +1 (800) 642-1687
International: +1 (706) 645-9291
Conference ID: 77338127

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan," or "Synutra," name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of March 31, 2010, this network comprised over 540 independent distributors and over 1000 independent sub-distributors who sell Synutra products in over 71,000 retail outlets. Additional information about Synutra International, Inc. can be found at www.synutra.com.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of the Company’s products; adverse effects associated with the melamine contamination incident; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in the "Item 1. Business," "Item 1A. Risk Factors," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections in Synutra's Form 10-K filed with the Securities and Exchange Commission on June 9, 2010. The forward-looking statements are made as of the date of this press release. Synutra International Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com
301-840-3888

Synutra International, Inc.
CONSOLIDATED STATEMENTS OF INCOME  (unaudited)
In USD thousands, except per share data

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	Mar 31, 2009	Mar 31, 2010	Mar 31, 2009	Mar 31, 2010

Net sales	72,699	82,411	312,528	291,886
Cost of sales	49,669	43,472	259,086	208,476

Gross profit	23,030	38,939	53,442	83,410

Selling and distribution expenses	10,750	11,543	44,178	43,989
Advertising and promotion expenses	30,163	6,606	115,478	33,854
General and administrative expenses	6,538	9,493	25,455	24,509
Impairment loss (reversal) from assets disposal	－	(80)	－	5,894
Other operating income, net	4,987	396	5,790	894

Income (loss) from operations	(19,434)	11,773	(125,879)	(23,942)

Interest expense	2,413	2,386	4,857	8,603
Interest income	(153)	246	341	1,850
Other income (expense), net	205	10	(580)	(1,081)

Income (loss) before income tax expense (benefit)	(21,795)	9,643	(130,975)	(31,776)

Income tax expense (benefit)	(4,608)	593	(30,386)	(6,904)

Net income (loss)	(17,187)	9,050	(100,589)	(24,872)

Net loss attributable to the noncontrolling interest	16	28	40	257

Net income (loss) attributable to Synutra International, Inc. common shareholders	(17,171)	9,078	(100,549)	(24,615)

Earning (loss) per share-basic	(0.32)	0.17	(1.86)	(0.46)
Earning (loss) per share-diluted	(0.32)	0.17	(1.86)	(0.46)

Weighted average common share outstanding-basic	54,001	54,001	54,001	54,001
Weighted average common share outstanding-diluted	54,001	54,187	54,001	54,001

Synutra International, Inc.
CONSOLIDATED BALANCE SHEETS (unaudited)
In USD thousands, except per share data

	Mar 31, 2009	Mar 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	37,736	48,693
Restricted cash	84,338	33,384
Accounts receivable, net of allowance of $1,452 and $4,355, respectively	23,826	26,013
Inventories	114,724	52,134
Due from related parties	2,463	8,111
Income tax receivable	1,476	523
Receivable from assets disposal	－	5,879
Prepaid expenses and other current assets	13,436	8,209
Deferred tax assets	16,276	33,390

Total current assets	294,275	216,336

Property, plant and equipment, net	144,481	110,037
Land use rights, net	6,374	5,996
Intangible assets, net	3,136	3,394
Goodwill	1,435	1,437
Receivable from assets disposal	－	4,404
Other assets	4,406	3,575
Deferred tax assets	18,464	4,178

TOTAL ASSETS	472,571	349,357

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	224,647	98,069
Long-term debt due within one year	－	61,194
Accounts payable	112,968	49,947
Due to related parties	5,172	2,670
Advances from customers	5,448	9,375
Product recall provision	4,547	－
Other current liabilities	21,925	22,674

Total current liabilities	374,707	243,929

Long-term debt	8,777	41,018
Deferred revenue	4,681	4,688
Capital lease obligations	5,254	5,372
Other long-term liabilities	1,756	1,419

Total liabilities	395,175	296,426

Equity:
Synutra International, Inc. shareholders’ equity
Common stock, $.0001 par value: 250,000 authorized; 54,001 and 54,001 issued and outstanding at March 31, 2009 and 2010, respectively	5	5
Additional paid-in capital	76,607	76,607
Accumulated deficit	(23,674)	(48,289)
Accumulated other comprehensive income	23,921	24,015

Total Synutra common shareholders’ equity	76,859	52,338

Noncontrolling interest	537	593

Total equity	77,396	52,931

TOTAL LIABILITIES AND EQUITY	472,571	349,357